Exhibit 99.1

United States Natural Gas Fund, LP

Monthly Account Statement

For the Month Ended December 31, 2024

Statement of Income (Loss)
Income
Realized Trading Gain (Loss) on Commodity Futures	$64,559,542
Realized Gain (Loss) on Swap Contracts	29,193,283
Unrealized Gain (Loss) on Market Value of Commodity Futures	33,064,605
Unrealized gain (loss) on Fair Value of Swap Contracts	(728)
Dividend Income	1,691,167
Interest Income	1,194,704
ETF Transaction Fees	24,000
Total Income (Loss)	$129,726,573

Expenses
General Partner Management Fees	$412,563
Professional Fees	239,553
Brokerage Commissions	148,643
Directors' Fees and insurance	24,529
License fees	10,313
SEC & FINRA Registration Expense	14,654
Total Expenses	$850,255
Net Income (Loss)	$128,876,318

Statement of Changes in Net Asset Value
Net Asset Value Beginning of Month 12/1/24	$856,885,545
Additions (4,000,000 Shares)	53,304,069
Withdrawals ((18,700,000) Shares)	(295,230,509)
Net Income (Loss)	128,876,318

Net Asset Value End of Month	$743,835,423
Net Asset Value Per Share (44,146,103 Shares)	$16.85

To the Limited Partners of United States Natural Gas Fund, LP:

Pursuant to Rule 4.22(h) under the Commodity Exchange Act, the undersigned represents that, to the best of his knowledge and belief, the information contained in the Account Statement for the month ended December 31, 2024 is accurate and complete.

/s/ Stuart P. Crumbaugh

Stuart P. Crumbaugh

Chief Financial Officer

United States Commodity Funds LLC, General Partner of United States Natural Gas Fund, LP

United States Commodity Funds LLC

1850 Mt. Diablo Boulevard, Suite 640

Walnut Creek, CA 94596